BINDING LETTER OF INTENT

August 14, 2023

The Arena Group Holdings, Inc.
200 Vesey Street, 24th Floor
New York, NY 12801
Attention: Ross Levinsohn, Chairman and CEO

Ladies and Gentlemen:

This binding letter of intent (this "***Letter of Intent***") records the mutual understanding of Simplify Inventions, LLC (collectively, "***SI***") and The Arena Group Holdings, Inc., a Delaware corporation ("***Arena***"), concerning the proposed transactions, (the "***Transactions***") by SI, as more fully described in the term sheet attached as Annex A hereto and made a part of this Letter of Intent (the "***Term Sheet***"). SI and Arena are sometimes referred to herein, individually, as a "***Party***" and, collectively, as the "***Parties***".

1. Intentions of the Parties. This Letter of Intent constitutes a binding summary statement of the intentions of the Parties. Upon the satisfaction of the conditions set forth in the Term Sheet ("Signing and Closing Conditions"), the signing of the definitive agreement(s) (which will be materially consistent with the terms set forth in the Term Sheet), and closing of the Transactions, respectively, shall occur.

2. Assignment. This Letter of Intent may not be assigned by a party by operation of law or otherwise without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such other party); provided, however, that SI may assign this Letter of Intent to an affiliate with prior written notice to Arena (but without requiring Arena's express written consent).

3. No Third-Party Beneficiaries. This Letter of Intent shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other individual or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Letter of Intent.

4. Entire Agreement. This Letter of Intent constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

5. Amendment; Waiver. This Letter of Intent may not be amended or modified except by (a) an instrument in writing signed by, or on behalf of, both Parties or (b) a waiver. Any amendment or waiver to this Letter of Intent shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Letter of Intent. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

THE ARENA Group

6. Counterparts. This Letter of Intent may be executed and delivered (including by email) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7. Governing Law. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States, in each case located in the City of Wilmington, for any litigation arising out of or relating to this Letter of Intent (and agrees not to commence any litigation relating thereto except in such courts). Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Letter of Intent in the courts of the State of Delaware or the United States, in each case located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. This section 7 will replace the "Binding Provisions" section of the Term Sheet after the first sentence thereof.

[Signature Page Follows]

THE ARENA Group

If you agree to the terms set forth in this Letter of Intent and the Term Sheet, please indicate your acceptance by signing in the space provided below. We look forward to working with you toward the completion of a mutually beneficial transaction.

Very truly yours,

SIMPLIFY INVENTIONS, LLC

By DocuSigned by: Manoj Bhargava

Name: Manoj Bhargava
Title: CEO

Agreed and accepted as of
the date first written above:

THE ARENA GROUP HOLDINGS, INC.

By DocuSigned by: Ross Levinsohn

Name: Ross Levinsohn
Title: Chairman and CEO

THE ARENA Group

ANNEX A

TERM SHEET

Issuer	The Arena Group Holdings, Inc., a Delaware corporation ("***Arena***").
Purchaser	Simplify Inventions, LLC, a Delaware limited liability company (in aggregate "***SI***").
Consideration	SI shall purchase a 65% ownership in Arena via the following consideration: • $25,000,000 cash for common stock • $25,000,000 cash for Series L Preferred Stock • Assets of Bridge Media Networks (not the station group) • $12,000,000 of guaranteed media spend per year for 5 years ($60,000,000 total)
Ownership	SI will own 65% of Arena common stock upon completion of the transaction. Share issuance calculated at $5.00 per common AREN share.
Explanation of Preferred Stock	25,000 shares of Series L Preferred Stock, par value of $1,000 for and aggregate subscription amount of $25,000,000. The 25,000 shares of Series L Preferred Stock shall have a PIK coupon at a rate of 10% per annum for a term of 5 years and in form otherwise approved by SI. The company will register stock related to the Series L within 12 months of Issuance
Use of Cash Proceeds	The use of the cash proceeds will be as follows: • $30,000,000 for working capital/Arena's general corporate purposes and to pay estimated transaction fees and costs • $20,000,000 (plus up to $8,000,000 additional payments to the extent such additional amounts were borrowed following the signing of this agreement and used for working capital and general corporate purposes) to pay the aggregate debt owed to B. Riley Financial, Inc. and/or its subsidiaries and affiliates (the "***Riley Debt***") as part of the debt restructure with B. Riley Financial, Inc. (and its subsidiaries and/or affiliates, as applicable) as described below.
Board Composition	Upon completion of the transaction, the board shall be made up of a simple majority (with the current board size, that would be 4 of the 7 board seats) of diverse qualified individuals selected by SI (the "***SI Directors***"), and SI shall retain the right to replace any SI Director. The remaining board members (currently 3 of the 7 board seats) shall include one (1) representative from B. Riley for as long as it holds the senior debt and/or greater than a 10% ownership stake in the company, the CEO of Arena, and one (1) other

THE ARENA Group

	independent board members to be selected through normal board processes in accordance with Delaware law but not connected to the business interests of SI or B. Riley.
Form of Transaction	The parties will, in consultation with counsel, determine an appropriate structure to include all the consideration in a way that is tax-free to both parties. It is expected that such structure will consist of a variation of a PIPE pursuant to a stock purchase agreement (the "***Stock Purchase Agreement***") containing standard representations and warranties, covenants and indemnification in favor of SI. Arena will register for resale in the public markets all stock in this transaction, as well as the stock purchased in the PIPE by third parties as described above and will use its commercially reasonable efforts to file the Resale Registration Statement within 365 days of the Closing.
Announce, Sign, and Close Dates	• ANNOUNCE – Parties will sign this term sheet prior to and announce the transaction simultaneously with the Arena 2Q Earnings (coordinated press release with discussion on the earnings call) on August 14th. • SIGN – The parties will use commercially reasonable efforts to negotiate and sign definitive agreements prior to August 30, 2023. • CLOSE – The parties will use commercially reasonable efforts to consummate the transaction as soon as reasonably possible thereafter.
Signing & Closing Conditions	(1) Signing Conditions • Arena represents and warrants to SI that prior to the Parties' execution of this Letter of Intent and Term Sheet, B. Riley Financial, Inc. and its applicable subsidiaries and affiliates have agreed to accept a $20,000,000 (plus up to $8,000,000 additional payments to the extent such additional amounts were borrowed as referenced above) principal reduction payment toward the Riley Debt and to extend the credit line for the remaining Riley Debt for 3 years following the closing date of the transaction at a fixed 10% per annum aggregate interest rate with no prepayment penalty. • Neither B. Riley Financial, Inc. (and/or its subsidiaries and/or affiliates, as applicable), Bryant Riley nor SI Capital LLC shall be entitled to any extension, closing, finder or similar fees in connection with the closing of this transaction. • Voting agreement reached with certain shareholders of Arena (specifically Bryant Riley (and/or his respective subsidiaries and affiliates, as applicable), 180 Degree Capital, and management) to vote to approve the terms of this transaction. • Reasonable confirmatory diligence by both parties. (2) Closing Conditions • Fairness opinion letter from Arena's banker or other appropriate and reputable third party. • Shareholder vote to approve the terms of this transaction.

	• Any required regulatory approvals (e.g. FCC).

THE ARENA Group

Description of Bridge Media Assets	The acquired Bridge Media Network entity, including all content creation assets, studios, studio equipment, advertising/media systems and personnel, intercompany agreements, and such other assets of Bridge Media Network (including, without limitation, *Driven* and *TravelHost*) to be identified and agreed upon by SI and Arena prior to the closing of the transaction. Both parties acknowledge that the Bridge Media team is still building out the studios and ad infrastructure. It is proposed that this infrastructure be completed prior to the transfer of the Bridge Media assets instead of having to use the cash being infused into the Arena business for the buildout.
Advertising Spend Commitment	Upon consummation of the transaction, Agency 5 commits, irrevocably, to purchase media across Arena print, television and digital media properties at a minimum of $12 million per year in advertising spend for five years from the Closing Date, totaling at least $60 million in aggregate spend. This spend is guaranteed, with all parties using commercially reasonable efforts to provide opportunities for such spend (on Arena's part) and the enactment of this commitment (on Agency 5's part) on an even and distributed basis. This spend will be at favorable market rates to Agency 5 with priority placement. Premium inventory is all inventory available including video sponsorship, video pre-roll, print, programmatic guaranteed, podcast inventory, banners and traditional digital ad units, custom programming, and similar. Open Market programmatic inventory is excluded from the spend calculation.
Confidentiality	All information contained in this Term Sheet (the "***Term Sheet***") is confidential, and each recipient, by such recipient's receipt of this Term Sheet, agrees to maintain all information contained herein in strict confidence and hereby agrees not to disclose the terms and provisions of this Term Sheet, the existence of this Term Sheet, the PIPE or the terms of the transaction to any party (including disclosure to public officials) other than to the officers and directors of, and counsel to, Arena and to the legal, accounting or investment advisors of such recipient, subject to such advisors maintaining in strict confidence all information contained herein as a recipient of this Term Sheet.
Binding Provisions	This Term Sheet and the information contained herein shall be binding on the parties, including the foregoing provisions regarding Confidentiality and the choice of law provision contained in this sentence, each of which is intended to be legally binding between the parties and governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Other	The parties will work with counsel to determine standard and customary representations, warranties, and covenants for such transactions. Each party will be responsible for their legal fees in this transaction. Fees to Arena's banker will be paid out of the cash proceeds received by Arena as denoted above.